SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2013

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2013, Selectica, Inc. (the “Company”) entered into an Amendment (the “Amendment”) to the Series A Warrants by and among the Company and holders of the Company’s outstanding Series A Warrants constituting the holders of at least a majority of the Company’s outstanding Series A Warrants (the “Required Holders”). The Amendment amends and restates certain provisions of the Series A Warrants to Purchase Common Stock (the “Warrants”) to reduce the exercise price from $8.75 to $7.75 and to remove provisions of the Warrants which previously provided for (i) broad-based weighted-average anti-dilution adjustment in the event the Company issues securities, other than certain excepted issuances, at a price below the then current exercise price, subject to certain limitations and (ii) cash payment equal to the value of the Warrants as determined in accordance with the Black Scholes option pricing model in the event of certain fundamental transactions. The information set forth above is qualified in its entirety by reference to the actual terms of the Amendment, filed as Exhibit 10.1 hereto. The Amendment was entered into for the purpose of addressing the accounting treatment of the Warrants in connection with the Company’s efforts to regain compliance with the minimum stockholders’ equity requirement for continued listing under Nasdaq Listing Rule 5550(b)(1) which was subject to the staff determination letter from The Nasdaq Stock Market received on August 21, 2013, as previously disclosed. The Company appealed the Staff's determination to the Nasdaq Hearing Panel, and the delisting of the Company's securities has been stayed pending the Hearing Panel written decision. The hearing has been scheduled for October 3, 2013.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment to the Series A Warrants dated as of September 4, 2013 by and among the Company and the Required Holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2013

SELECTICA, INC.

By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to the Series A Warrants dated as of September 4, 2013 by and among the Company and the Required Holders.